F. Samuel Eberts III                                    February 8, 2019
402 Westwood Dr.
Chapel Hill, NC 27516

Re:    Retirement Agreement

Dear Sam,
On behalf of Laboratory Corporation of America Holdings (the “Company”), I want to thank you for your valued service to the Company and offer you (the “Executive”) the following Retirement Agreement (this “Agreement”) in connection with your retirement from the Company.
1.0    Retirement from Employment
1.1    Effective February 15, 2019 (the “Retirement Date”), Executive will retire from the Company and Executive’s employment with the Company will terminate. As of the Retirement Date, Executive shall perform no further services for the Company and his status as an employee and officer of the Company shall cease on that date. Executive shall execute all other documentation and undertake all other actions necessary to effect his resignation from all positions with the Company. Executive further agrees that all payments and benefits payable pursuant to this Agreement are contingent upon Executive’s execution and fulfillment of his obligations under this Agreement.

2.0    Retirement Bonus

2.1    In consideration for the covenants, promises and agreements herein, and in particular, Executive’s release of claims as well as covenants not to solicit, not to compete and not to disclose Confidential Information, the Company will pay Executive the total amount of $900,000 less applicable taxes and withholdings (the “Retirement Bonus”), in addition to the compensation payable under Section 2.2 and the treatment of equity set forth in Section 2.3 of this Agreement. The Retirement Bonus shall be paid in two installments, with the first installment of $450,000, less all applicable withholdings, payable within 30 days following the Retirement Date and the second installment of $450,000, less all applicable withholdings, payable 30 days following the one-year anniversary of the Retirement Date.

2.2    In addition to the compensation payable under Section 2.1 of this Agreement, Executive shall be eligible to receive his Management Incentive Bonus (“MIB”) for 2018. If and to the extent earned, the MIB payment shall be made at the time that bonuses are normally paid under the MIB Plan but no later than March 15, 2019.

2.3    All outstanding options and restricted stock units under the Company’s equity incentive plans will vest in full as of the Retirement Date and all options will remain exercisable until the one-year anniversary of the Retirement Date. All outstanding performance share awards will continue to vest as if Executive remained employed with the Company through the Vesting Date of the award; all performance share awards will remain subject to the Company’s achievement of established performance metrics. To the extent necessary to reflect the prior sentence, each award agreement for any outstanding stock options, restricted stock units and performance share awards is hereby amended. Except as expressly set forth in this Section, this Agreement does not modify, change, alter or amend the terms and conditions of any outstanding stock options, restricted stock units and performance share awards, and such awards will remain governed by the terms and conditions of the applicable incentive plan and grant agreements.

2.4    If Executive is a participant in the Company’s welfare plans as of the Retirement Date, Executive, his spouse, and his other dependent(s) may be eligible to elect continued health care coverage under the welfare plans sponsored by the Company, as provided in the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which provides generally that certain employees and their dependents may elect to continue coverage under employer-sponsored group health plans for a period of at least eighteen (18) months under certain conditions, including payment by Executive of the “Applicable Premium” as defined in Section 604 of the Executive Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (“ERISA”). In the event Executive elects continuation of coverage under COBRA for himself and his spouse and dependents, the Company will reimburse Executive for the Applicable Premium for such coverage (medical, dental, optical and prescription coverage for Executive, his spouse and dependents) for twelve (12) months, thereof, to the extent actually paid by the Executive. Executive shall bear full responsibility for applying for COBRA coverage and nothing herein shall constitute a guarantee of COBRA benefits. Under no circumstances will Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for COBRA continuation hereunder.

2.5    Executive shall be eligible for such benefits under the Company’s existing qualified plans as are provided under the circumstances (taking into account separation of employment as of the Retirement Date) pursuant to the terms of the plan documents governing each of these plans. Except as otherwise provided herein or in the terms of any documents governing any employee benefit plan maintained by the Com-pany, Executive will cease to be a participant in and will no longer have any coverage or entitlement to benefits, accruals, or contributions under any of the Company’s employee benefit plans effective as of the Retirement Date. Executive agrees that the payments made to him by the Company pursuant to this Agreement do not constitute compensation for purposes of calculating the amount of benefits. Executive may be entitled to under the terms of any pension plan or for the purposes of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any profit-sharing or other employee pension benefit plan, including any cash or deferred arrangement.

2.6    Executive shall submit for reimbursement any and all unpaid business expenses to the Company within 30 days of the Retirement Date. The Company will reimburse said expenses provided that they are consistent with, and reimbursable under, the Company’s travel and entertainment expense policy. The Company will not be responsible for reimbursing the Executive for any business expenses incurred during employment but submitted after said 30-day period.

2.7    This Agreement shall never be construed as an admission by the Company of any liability, wrongdoing or responsibility on its part or on the part of any other person or entity described in Section 3.1 of this Agreement. The Company expressly denies any such liability, wrongdoing or responsibility.

3.0    Release

3.1    Executive, on behalf of himself and his heirs, assigns, transferees and representatives, hereby releases and forever discharges the Company, and its predecessors, successors, parents, subsidiaries, affiliates, assigns, representatives and agents, as well as all of their present and former directors, officers, employees, agents, shareholders, representatives, attorneys and insurers (collectively, the “Releasees”), from any and all claims, causes of actions, demands, damages or liability of any nature whatsoever, known or unknown, which Executive has or may have which arise out of his employment or cessation of employment with the Company, or which concern or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement, including, but not limited to, claims arising under Federal law including but not limited to the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Equal Pay Act, 29 U.S.C. § 206(a); Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; 42 U.S.C. § 1981 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; any and all State law claims for discrimination, wrongful termination and/or retaliation; claims for breach of contract, express or implied; claims for breach of the covenant of good faith and fair dealing; claims for compensation, including but not limited to wages, bonuses, or commissions except as otherwise contained herein; claims for benefits or fringe benefits, including, but not limited to, claims for severance pay and/or termination pay, except as otherwise contained herein; claims for, or relating to stock or stock options (except that nothing in this Agreement shall prohibit Executive from exercising any vested stock or stock options or affect Executive’s claims to vested benefits in the Company’s Employees’ Retirement Savings Plan, Deferred Compensation Plan, Employee Stock Purchase Plan, or Cash Balance Retirement Plan, in accordance with the terms of the applicable stock option agreement(s) and applicable plan documents); claims for unaccrued vacation pay; claims arising in tort, including, but not limited to, claims for invasion of privacy, intentional infliction of emotional distress and defamation; claims for quantum meruit and/or unjust enrichment; claims for attorneys’ fees and any and all other claims arising under any other federal, state, local or foreign laws, as well as any and all other common law legal or equitable claims.

3.2    Executive represents that he has not initiated any action or charge against any of the Releasees with any Federal, State or local court or administrative agency. If such an action or charge has been filed by Executive, or on Executive’s behalf, he will use his best efforts to cause it immediately to be withdrawn and dismissed with prejudice. Failure to cause the withdrawal and dismissal with prejudice of any action or charge shall render this Agreement null and void, and any consideration paid hereunder shall be repaid immediately by the Executive upon receipt of such notice.

3.3    Executive agrees that he will not institute any lawsuits, either individually or as a class representative or member, or join as a party with others who may sue on any such claims, or opt-in to an action brought by others asserting such claims, against any of the Releasees as to any matter based upon, arising from or relating to his employment relationship with the Company from the beginning of time to the date of execution of this Agreement, with the exception of claims and challenges set forth below in Section 3.5. In the event that Executive is made a member of any class asserting such claims without his knowledge or consent, Executive shall opt out of such action at the first opportunity.

3.4    Executive is hereby advised that: (i) he should consult with an attorney (at his own expense) prior to executing this Agreement; (ii) he is waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act, provided, however, he is not waiving any claims that may arise after the date this Agreement is executed; (iii) he has twenty-one (21) days within which to consider the execution of this Agreement, before signing it; and (iv) for a period of seven (7) days following the execution of this Agreement, he may revoke this Agreement by delivering written notice (by the close of business on the seventh day) to the Company in accordance with Section 9.7 herein.

3.5    Notwithstanding the provisions of Section 3.1, said release does not apply to any and all statutory or other claims (i) that are prohibited from waiver by Federal, State or local law, (ii) for enforcement of any covenant under this Agreement, (iii) for any claim for any vested, accrued benefits to which Executive is (or becomes) otherwise entitled pursuant to the terms and conditions of any of the benefit plans in which Executive participated prior to the Retirement Date (but not any incentive or severance plans excepted as provided in Sections 2.0 or 3.0, above), (iv) for unemployment insurance benefits or workers’ compensation benefits, or (v) for indemnification under applicable statutory, or common law or any insurance, charter, or bylaws of the Company or any of its affiliates, it being understood and agreed that this Agreement does not create or expand upon any such rights, (if any) to indemnification. In addition, the release of claims set forth in this Agreement does not bar a challenge under the Older Workers Benefit Protection Act of 1990 (OWBPA) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement or prohibit Executive from filing a charge with or participating in an investigation by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over the Company’s business or assisting with an investigation conducted internally by the Company; provided, however, that by signing this Agreement, Executive waives the right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings. This Agreement does not limit Executive’s right to receive an award for information provided to any securities regulatory agency or authority.

3.6    The parties agree that the Company has no prior legal obligation to make the additional payments set forth above in Section 2.0 (including the sub-parts thereto) and that it has been exchanged for the promises of Executive stated in this Agreement. It is specifically understood and agreed that the additional payments, and each of them, are good and adequate consideration to support the waivers, releases and obligations contained herein, including, without limitation, Sections 3.0, 4.0, 5.0, 6.0, 7.0, and 8.0, and their respective sub-parts, and that all of the payments set forth in Section 2.0 (including the sub-parts thereto) are of value in addition to anything to which Executive already was entitled prior to the execution of this Agreement.

4.0    Confidentiality

4.1    The parties acknowledge that during the course of Executive’s employment with the Company, he was given access, on a confidential basis, to Confidential Information which the Company has for years collected, developed, and/or discovered through a significant amount of effort and at great expense. The parties acknowledge that the Confidential Information of the Company is not generally known or easily obtained in the Company’s trade, industry, business, or otherwise and that maintaining the secrecy of the Confidential Information is extremely important to the Company’s ability to compete with its competitors.

4.2    Executive agrees that for a period of seven (7) years from the date of this Agreement, Executive shall not, without the prior written consent of the Company, divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Confidential Information of the Company; provided, however, that nothing herein contained shall restrict Executive’s ability to make such disclosures as such disclosures may be required by law; and further providing that nothing herein contained shall restrict Executive from divulging information that is readily available to the general public as long as such information did not become available to the general public as a direct or indirect result of Executive’s breach of this section of this Agreement.

4.3    The term “Confidential Information” in this Agreement shall mean information that is not readily and easily available to the public or to persons in the same business, trade, or industry of the Company, and that concerns the Company’s prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer lists, customer information, or any other information concerning the Company or its business that is not readily and easily available to the public or to those persons in the same business, trade, or industry of the Company. The term “customer information” as used in this Agreement shall mean information that is not readily and easily available to the public or to those persons in the same business, trade, or industry and that concerns the course of dealings between the Company and its customers or potential customers solicited by the Company, customer preferences, particular contracts or locations of customers, negotiations with customers, and any other information concerning customers obtained by the Company that is not readily and easily available to the public or to those in the business, trade, or industry of the Company.

4.4    Executive acknowledges that all information, the disclosure of which is prohibited hereby, is of a confidential and proprietary character and of great value to the Company, and upon the execution of this Agreement (or as soon thereafter as is reasonably practicable), Executive shall forthwith deliver up to the Company all records, memoranda, data, and documents of any description that refer to or relate in any way to such information and shall return to the Company any of its equipment and property which may then be in Executive’s possession or under Executive’s personal control.

4.5    Executive hereby agrees that any failure to fully and completely comply with this provision shall entitle the Company to seek damages for a demonstrated breach of the confidentiality provision, and to include recoupment of monies paid hereunder.
Notwithstanding the restrictions set forth in Section 4.0 and its subparts, Executive may disclose information protected under Section 4.0 and its subparts if and only if such is (i) lawfully required by any government agency; (ii) otherwise required to be disclosed by law (including legally required financial reporting) and/or by court order; (iii) necessary in any legal proceeding in order to enforce any provision of this Agreement or (iv) made to the Securities Exchange Commission regarding security law issues. Moreover, notwithstanding the foregoing or any other provision in this Agreement, Executive cannot be held criminally or civilly liable under any federal or state trade secret law if he discloses a trade secret to federal, state, or local government officials, to his attorneys, or in a sealed court document, for the purpose of reporting or investigating a suspected violation of the law; or to his attorneys or in a sealed court document in connection with a lawsuit for retaliation by an employer for reporting a suspected violation of the law. Notwithstanding the foregoing, Executive may not disclose to any person or government agency any information protected under the Attorney-Client privilege.
4.6    Executive further agrees that he will notify the Company in writing within five (5) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to Section 4.0 and sub-parts thereto.

5.0    Non-Solicitation/Non-Compete

5.1    For a period of twelve (12) months following the Retirement Date, Executive shall not become an owner in, shareholder with more than a 2% equity interest in, investor in, or an employee, contractor, consultant, advisor, representative, officer, director, or agent of, a trade or business that offers products and services that are the same or substantially similar to the products and services provided by the Company in any geographic market in which the Company conducts business (“Competitor”); provided, however, that the duties and responsibilities of said employment or engagement as an owner in, shareholder with more than 2% equity interest in, investor in, contractor, consultant, advisor, representative, officer, director or agent are (i) the same, similar, or substantially related to current duties and responsibilities or duties or responsibilities performed by Executive while employed by the Company at any time during a six (6) month period prior to Executive’s Retirement Date and (ii) related to or concerning the Competitor’s business activities in the Restricted Territory. The parties agree and affirm that their intention with respect to Section 5.1 is that Executive’s activities shall be limited only for the twelve (12) month period after the Retirement Date. The provisions calling for a "look back" of six (6) calendar months prior to the Retirement Date are intended solely as a means of identifying the duties and responsibilities that will define the restricted activities covered by Section 5.1 and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction. For purposes of Section 5.1, the term “Restricted Territory” means the geographic area that was part of Executive’s duties and responsibilities within the six (6) month period prior to the Retirement Date. If a court of competent jurisdiction determines that the Restricted Territory as defined herein is too restrictive, then the parties agree that said court may reduce or limit the Restricted Territory to the largest acceptable area so as to enable the enforcement of Section 5.1.

5.2    For a period of twelve (12) months following the Retirement Date, Executive will not, either directly or indirectly, or on behalf of any person, business, partnership, or other entity, call upon, contact, or solicit any customer or customer prospect of the Company, or any representative of the same, with a view toward the sale or providing of any service or product competitive with the products or services provided by the Company; provided, however, the restrictions set forth in this Section shall apply only to customers or prospects of the Company, or representatives of the same, with which during the past twelve (12) month period the Executive had contact or about whom Executive received Confidential Information as part of his duties and responsibilities while employed with the Company within the twelve (12) month period prior to his Retirement Date. The parties agree and affirm that their intention with respect to Section 5.2 of this Agreement is that Executive's activities be limited only for a twelve (12) month period after the Retirement Date. The provisions calling for a "look back" of twelve (12) calendar months prior to the Retirement Date are intended solely as a means of identifying the clients to which such restrictions apply and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction.
5.3    For a period of twelve (12) months following the Retirement Date, Executive shall not directly or indirectly through a subordinate, co-worker, peer, or any other person or entity contact, solicit, encourage or induce any officer, director or employee of the Company to work for or provide services to Executive and/or any other person or entity.

5.4    Executive acknowledges and agrees that the foregoing restrictions are necessary for the reasonable and proper protection of the Company; are reasonable in respect to subject matter, length of time, geographic scope, customer scope, and scope of activity to be restrained; and are not unduly harsh and oppressive so as to deprive Executive of his livelihood or to unduly restrict Executive’s opportunity to earn a living after separation of Executive’s employment with the Company. Executive further acknowledges and agrees that if any restrictions set forth in Section 6.0 and its subparts are found by any court of competent jurisdiction to be unenforceable or otherwise against public policy, the restriction shall be interpreted to extend only over the maximum period of time or other restriction as to which it would otherwise be enforceable.
5.5    Executive acknowledges and agrees that because the violation, breach, or threatened breach of this Section and its sub-parts would result in immediate and irreparable injury to the Company, the Company shall be entitled, without limitation of remedy, to (i) temporary and permanent injunctive and other equitable relief restraining Executive from activities constituting a violation, breach or threatened breach of this Section and its sub-parts to the fullest extent allowed by law; (ii) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs; and (iii) withhold any further rights, payments or benefits under this Agreement which become due and owing after the occurrence of said violation, breach, or threatened breach, including, without limitation, any rights or claims under Section 2.0 and the sub-parts thereto.
6.0    Return of Company Property

6.1    Executive agrees that within ten (10) days after execution of this Agreement, he will return any and all Company documents and any copies thereof, in any form whatsoever, including computer records or files, containing secret, confidential and/or proprietary information or ideas, and any other Company property (including, but not limited to, any cell phones, pagers and/or computer equipment) in Executive’s possession or control.

7.0    Duty to Cooperate and of Loyalty/Nondisparagement

7.1    Without limitation as to time, Executive agrees to cooperate and make all reasonable and lawful efforts to assist the Company in addressing any issues which may arise concerning any matter with which he was involved during his employment with the Company, including, but not limited to cooperating in any litigation arising therefrom. The Company shall reimburse Executive at a fair and reasonable rate for services provided by the Executive to the Company in connection with services provided under this provision.

7.2    Executive will not (except as required by law) communicate to anyone, whether by word or deed, whether directly or indirectly through an intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or opinion, that is intended to cause or that reasonably would likely cause disparagement, a negative impression of, or damage to the business or business reputation of the Company, its affiliated companies, or any Releasee as defined in Section 3.1. Nothing in this section or in this Agreement is intended, nor shall be construed, to (i) prohibit Executive from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency, or (ii) prevent Executive from otherwise engaging in legally protected activity.

8.0    Section 409A of the Code

8.1    Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and determined pursuant to procedures adopted by the Company) at the Retirement Date and if any portion of the payments or benefits to be received by the Executive would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive’s Retirement Date (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Executive’s Retirement Date (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh (7th) month following the Retirement Date or (ii) the Executive’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Executive for the after-tax cost incurred by the Executive in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).

8.2    With respect to any amount of expenses eligible for reimbursement under Sections 2.3 and 2.6, such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Executive but in no event later than December 31 of the year following the year in which the Executive incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

8.3    It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the Company may amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

8.4    For purposes of Section 409A of the Code, an Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

9.0    Miscellaneous

9.1    This Agreement is binding on, and shall inure to the benefit of, the parties hereto and their heirs, representatives, transferees, principals, executors, administrators, predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers and employees. In the event that Executive dies before payment of all amounts described in this Agreement is made, and this Agreement has been executed and not revoked, the Company agrees to pay unpaid amounts to Executive’s estate.

9.2    This Agreement constitutes the complete agreement between, and contains all of the promises and undertakings by the parties. For the avoidance of doubt, Executive will not be separately entitled to any payments under the terms of the Laboratory Corporation of America Holdings Amended and Restated Master Senior Executive Severance Plan (“Plan”). Executive agrees that the only considerations for signing this Agreement are the terms stated herein above and that no other representations, promises, or assurances of any kind have been made to him by the Company, its attorneys, or any other person as an inducement to sign this Agreement. Any and all prior agreements, representations, negotiations and understandings among the parties, oral or written, express or implied, with respect to the subject matter hereof are hereby superseded and merged herein, except that this Agreement supplements and does not amend, alter, void, replace, or otherwise override any confidentiality, non-solicitation, non-compete agreement executed by Executive that is part of any equity award agreement executed by the Executive. To be clear and to avoid any doubt, the parties expressly agree that any confidentiality, non-solicitation, non-compete agreement executed by Executive that is part of any equity award agreement executed by the Executive remains in full force and effect and is not modified in any way by this Agreement.

9.3    This Agreement may not be revised or modified without the mutual written consent of the parties.

9.4    The parties acknowledge and agree that they have each had sufficient time to consider this Agreement and consult with legal counsel of their choosing concerning its meaning prior to entering into this Agreement. In entering into this Agreement, no party has relied on any representations or warranties of any other party other than the representations or warranties expressly set forth in this Agreement. Executive acknowledges that he has read this Agreement and that he possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder, and that he has had a full opportunity to discuss or ask questions about all such terms.

9.5    Except as otherwise provided in this Section, if any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, and such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made. If Section 3.0 and/or Section 5.0 or any of the sub-parts thereto are deemed invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this entire Agreement shall be null and void, and any consideration paid hereunder shall be repaid immediately by Executive upon receipt of notice thereof.

9.6    Executive agrees that because he has rendered services of a special, unique, and extraordinary character, damages may not be an adequate or reasonable remedy for breach of his obligations under this Agreement. Accordingly, in the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to (i) an injunction restraining Executive from violating the terms hereof, or from rendering services to any person, firm, corporation, association, or other entity to which any confidential information, trade secrets, or proprietary materials of the Company have been disclosed or are threatened to be disclosed, or for which Executive is working or rendering services, or threatens to work or render services, (ii) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs, and (iii) withhold any further payments under this Agreement which become due and owing after the occurrence of said violation, breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach of this Agreement, including the right to terminate any payments to Executive pursuant to this Agreement or the recovery of damages from Executive.

9.7    Such notice and any other notices required under this Agreement shall be served upon the Company by certified mail, return receipt requested, or by express delivery by a nationally recognized delivery service company such as Federal Express as follows:
If to the Company:
Laboratory Corporation of America Holdings
531 S. Spring Street
Burlington, NC 27215
Attention: VP, Employment Law
With a copy to:
Laboratory Corporation of America Holdings
531 S. Spring Street
Burlington, NC 27215
Attention: Director of HR Compliance
If to the Executive:
F. Samuel Eberts III
402 Westwood Dr.
Chapel Hill, NC 27516

Consistent with the requirements of this Section, each party shall notify the other party of any change of address for the receipt of a notice under this Agreement.
9.8    This Agreement shall be construed in accordance with and governed by the laws, except choice of law provisions, of the State of North Carolina and shall govern to the exclusion of the laws of any other forum. The parties further agree that any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina. Executive and Company irrevocably consent to the jurisdiction of the Federal and State courts of North Carolina and that Executive hereby consents and submits to personal jurisdiction in the State of North Carolina. Executive and Company irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Agreement. Executive acknowledges and recognizes that in the event that he has breached this Agreement, the Company may initiate a lawsuit against him in North Carolina, that Executive waives his right to have that lawsuit be brought in a court located closer to where he may reside, and that Executive will be required to travel to and defend himself in North Carolina.

The Effective Date of this Agreement shall be either (a) the Retirement Date or (b) the day after expiration of the seven (7) day revocation period set forth in Section 3.4 of this Agreement, whichever date is later.
Again, I want to thank you for your dedicated service to LabCorp and want to wish you all the best with your next endeavors. If you agree with the foregoing, please sign below and return two (2) originals to me. You should retain one (1) original copy of this Agreement for your records.
Sincerely,
/s/ David P. King
David P. King
Chairman and Chief Executive Officer
Agreed to and accepted:
/s/ F. Samuel Eberts III
F. Samuel Eberts III
Date: 2/15/19